  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 19, 1997.
                                                        REGISTRATION NO.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                       Under The Securities Act of 1933

                               ----------------
                    IMPERIAL CREDIT MORTGAGE HOLDINGS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------
                              20371 IRVINE AVENUE
                        SANTA ANA HEIGHTS, CA 92707
       MARYLAND                 (714) 556-0122                  33-0675505
(STATE OR OTHER         (ADDRESS, INCLUDING ZIP CODE,        (I.R.S. EMPLOYER
 JURISDICTION OF        AND TELEPHONE NUMBER, INCLUDING        IDENTIFICATION
 INCORPORATION OR         AREA CODE, OF REGISTRANTS'               NUMBER)
  ORGANIZATION)          PRINCIPAL EXECUTIVE OFFICES)

                               JOSEPH R. TOMKINSON
                            CHIEF EXECUTIVE OFFICER
                    IMPERIAL CREDIT MORTGAGE HOLDINGS, INC.
                              20371 IRVINE AVENUE
                          SANTA ANA HEIGHTS, CA 92707
                                (714) 556-0122
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
                            THOMAS J. POLETTI, ESQ.
                           KATHERINE J. BLAIR, ESQ.
                         FRESHMAN, MARANTZ, ORLANSKI,
                                COOPER & KLEIN
                      9100 WILSHIRE BOULEVARD, 8TH FLOOR
                        BEVERLY HILLS, CALIFORNIA 90212
                           TELEPHONE (310) 273-1870
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [X]
  If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]
                        CALCULATION OF REGISTRATION FEE
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
                                                           PROPOSED
                                           PROPOSED        MAXIMUM
 TITLE OF EACH CLASS OF                    MAXIMUM        AGGREGATE      AMOUNT OF
    SECURITIES TO BE       AMOUNT TO    OFFERING PRICE     OFFERING     REGISTRATION
       REGISTERED        BE REGISTERED  PER SECURITY(1)    PRICE(1)        FEE(2)
------------------------------------------------------------------------------------
Common Stock, $.01 par
 value per share........   1,700,000        $23.50       $39,950,000     $12,106.06
------------------------------------------------------------------------------------

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(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457, based on the average of the high and low sales prices of the Common Stock on February 13, 1997 as reported on the American Stock Exchange.
(2) Paid by wire transfer to the Securities and Exchange Commission's account at Mellon Bank.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED FEBRUARY 19, 1997

PROSPECTUS

        [Logo of Imperial Credit Mortgage Holdings, Inc. appears here]

                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

  The Dividend Reinvestment and Stock Purchase Plan (the "Plan") of Imperial Credit Mortgage Holdings, Inc. (the "Company") provides holders of record and beneficial owners of shares of Common Stock, $.01 par value, of the Company (the "Common Stock") with a simple and convenient method of investing cash dividends in additional shares of stock at a 3% discount (subject to change) from the market price (as determined in accordance with the Plan), to the extent shares are acquired directly from the Company. If the shares are acquired in open market transactions by the Plan Administrator (as defined in Question 4), the discount will not be available. Common Stock may also be purchased on a monthly basis with optional cash payments made by participants in the Plan at no discount (subject to change) from the market price (as determined in accordance with the Plan). Each of the discounts is subject to change (but will not vary from the range of 0% to 5%) from time to time or discontinuance at the Company's discretion after a review of current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. In order to preserve the Company's status as a real estate investment trust ("REIT"), no discount is currently available for shares purchased pursuant to the optional cash payment feature of the Plan. However, the Board of Directors may in the future determine to offer a discount on optional cash purchases if, based on the advice of tax counsel or a favorable ruling from the Internal Revenue Service ("IRS"), it determines that such a discount will not jeopardize the Company's status as a REIT. Except with respect to the Waiver Discount (as defined below), the Company will provide participants with written notice of a change in the applicable discount rate at least thirty days prior to the relevant record date.

  Brokers and nominees may reinvest dividends and make optional cash payments on behalf of beneficial owners. Those holders of Common Stock who do not participate in the Plan will receive cash dividends, as declared, in the usual manner.

  To enroll in the Plan, simply complete the enclosed Authorization Form and return it in the envelope provided. Enrollment in the Plan is entirely voluntary and participants in the Plan may terminate their participation at any time. A broker, bank or other nominee may reinvest dividends and make optional cash payments on behalf of beneficial owners.

                            (Continued on next page)

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is February   , 1997

                        (Continued from previous page)

  A participant in the Plan may obtain additional shares of Common Stock by reinvesting dividends on all or part of the shares of Common Stock held by the participant, making optional cash payments of not less than $50 and up to $10,000 per month, whether or not dividends on shares held by the participant are being reinvested, and by making optional cash payments in excess of $10,000 per month with the permission of the Company whether or not dividends on shares held by the participant are being reinvested.

  Optional cash payments in excess of $10,000 may be made only pursuant to an accepted request for waiver. It is expected that a portion of the shares of Common Stock available for issuance under the Plan will be issued pursuant to such waivers. The price to be paid for shares of Common Stock purchased under the Plan in excess of $10,000 pursuant to the optional cash payment feature of the Plan will be a price reflecting a discount of 0% to 5% (the "Waiver Discount") (see Question 17) from the applicable Market Price (as defined in Question 12). Currently, under the Plan, the price per share purchased in excess of $10,000 will not be at a discount and shares may be purchased either directly from the Company or on the open market. There is no pre-established maximum limit applicable to optional cash payments that may be made pursuant to accepted requests for waiver. Optional cash payments that do not exceed $10,000 and the reinvestment of dividends in additional shares of Common Stock will not be subject to the Waiver Discount. Participants in the Plan may request that any or all of their shares held in Plan accounts be sold by the Plan Administrator. See Question 27.

  To the extent that shares of Common Stock issued hereunder are authorized but previously unissued shares rather than shares acquired in the open market, the Plan will raise additional capital for the Company. The Company currently intends to issue such shares and, therefore, the Plan is expected to raise capital for the Company. Each month a portion of the shares available for issuance under the Plan may be purchased by owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). These sales will be effected through the Company's ability to waive limits applicable to the amounts which participants may invest pursuant to the Plan's optional cash payment feature.

  From time to time, financial intermediaries, including brokers and dealers, may engage in positioning transactions in order to benefit from the discount from market price of the Common Stock acquired through the reinvestment of dividends under the Plan. Such transactions may cause fluctuations in the trading volume of the Common Stock. Financial intermediaries which engage in positioning transactions may be deemed to be underwriters within the meaning of the Securities Act.

  This Prospectus relates to 1,700,000 shares of Common Stock offered hereby and registered for sale under the Plan. Participants should retain this Prospectus for future reference.

  This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.......................................................   4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................   4
IMPERIAL CREDIT MORTGAGE HOLDINGS, INC......................................   4
SUMMARY OF PLAN.............................................................   5
THE PLAN....................................................................   6
PURPOSE.....................................................................   7
OPTIONS AVAILABLE TO PARTICIPANTS...........................................   7
ADVANTAGES AND DISADVANTAGES................................................   8
ADMINISTRATION..............................................................   9
PARTICIPATION...............................................................   9
PURCHASE AND PRICES OF SHARES...............................................  13
DIVIDENDS ON FRACTIONS......................................................  18
CERTIFICATES FOR COMMON SHARES..............................................  19
WITHDRAWALS AND TERMINATION.................................................  19
OTHER INFORMATION...........................................................  20
DIVIDENDS...................................................................  24
USE OF PROCEEDS.............................................................  24
PLAN OF DISTRIBUTION........................................................  25
LEGAL OPINION...............................................................  25
EXPERTS.....................................................................  25
INDEMNIFICATION.............................................................  26
GLOSSARY....................................................................  26
SCHEDULE A..................................................................  28

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company can be inspected at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: New York (7 World Trade Center, Suite 1300, New York, New York 10048), and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511), and copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding the Company. The address of the site is http://www.sec.gov. Reports, proxy statements and other information concerning the Company also may be inspected at the offices of the American Stock Exchange where the Company's Common Stock is listed. This Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which the Company has filed with the Commission under the Securities Act and to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Securities and Exchange Commission by the Company are incorporated by reference in this Prospectus: (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1995; (2) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; (3) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996; (4) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996; and (5) the section of the Company's Registration Statement on Form S-11, filed with the Commission on October 25, 1996 and as amended by Amendment No. 1 filed with the Commission on November 4, 1996, entitled "Description of Securities."

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents.

  Any person receiving a copy of this Prospectus may obtain without charge, upon request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents. Written requests should be addressed to Investor Relations, Imperial Credit Mortgage Holdings, Inc., 20371 Irvine Avenue, Santa Ana Heights, California 92707. Telephone requests may be directed to Investor Relations at (714) 556-0122.

                    IMPERIAL CREDIT MORTGAGE HOLDINGS, INC.

  The Company is a REIT which, together with its subsidiaries and related companies, operates three businesses: (1) the long-term investment operations,
(2) the conduit operations, and (3) the warehouse lending operations. The long-term investment operations invests primarily in non-conforming residential mortgage loans and securities backed by such loans. The conduit operations purchases and sells or securitizes primarily non-conforming mortgage loans, and the warehouse lending operations provides warehouse and repurchase financing to originators of mortgage loans. The Company's principal executive office is located at 20371 Irvine Avenue, Santa Ana Heights, California 92707.

                                SUMMARY OF PLAN

  The Plan provides owners of Common Stock with a convenient and attractive method of investing cash dividends (in some cases, at a discount from the Market Price (as defined in Question 12) and without payment of any brokerage commission or service charge), and investing optional cash payments in additional shares of Common Stock. See Question 21 regarding brokerage commissions. The price to be paid for shares of Common Stock purchased under the Plan will be a price reflecting (i) a discount of 3% (subject to change) from the Market Price for the reinvestment of cash dividends, to the extent shares are purchased directly from the Company, (ii) no discount (subject to change) from the market price for the reinvestment of cash dividends, to the extent shares are purchased on the open market, (iii) a 0% to 5% discount, which is currently at 0%, (subject to change) from the Market Price for the investment of optional cash payments of up to $10,000, whether purchased directly from the Company or on the open market, and (iv) a discount of 0% to 5% (the "Waiver Discount") from the Market Price for the investment of optional cash payments that exceed $10,000. Each of the discounts is subject to change (but will not vary from the range of 0% to 5%) from time to time or discontinuance at the Company's discretion after a review of current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. In order to preserve the Company's status as a REIT, currently no discounts are offered on shares purchased through optional cash payments under the Plan. However, the Board of Directors may in the future determine to offer a discount on optional cash purchases if, based on the advice of tax counsel or a favorable ruling from the IRS, it determines that such a discount will not jeopardize the Company's status as a REIT. Except with respect to the Waiver Discount (see Question 17), the Company will provide Participants (as defined in Question 2) with written notice of a change in the applicable discount rate at least thirty days prior to the relevant record date. In addition, Participants are currently responsible for their share of brokerage commissions incurred in connection with the purchase of shares on the open market. However, the Board of Directors may in the future determine that the Company will pay such brokerage commissions on behalf of Participants if, based on the advice of tax counsel or a favorable ruling from the IRS, it determines that the Company's payment of such expenses will not jeopardize the Company's status as a REIT.

  Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no minimum or maximum limitation on the amount of dividends a Participant may reinvest under the Plan. See Question 2.

  Participants electing to invest optional cash payments in additional shares of Common Stock are subject to a minimum per month purchase limit of $50 and a maximum per month purchase limit of $10,000 (subject to waiver). See Question
17. Optional cash payments in excess of $10,000 may be made only upon acceptance by the Company of a completed Request for Waiver form from a Participant. See Question 17. Each month, at least three business days prior to each record date (as defined in Question 18), the Company will establish the Waiver Discount (as defined in Question 17), applicable to optional cash payments that exceed $10,000. The Waiver Discount, which may vary each month, will be established in the Company's sole discretion after a review of current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. Optional cash payments that do not exceed $10,000 and the reinvestment of dividends in additional shares of Common Stock will not be subject to the Waiver Discount. Optional cash payments of less than $50 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $10,000, unless such limit has been waived, are subject to return to the Participant without interest. Participants may request that any or all shares held in the Plan be sold by the Plan Administrator on behalf of such Participants. See Question 27.

  Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends and no pre-established maximum limit applies to optional cash payments that may be made pursuant to Requests for Waiver. As of the date hereof, 1,700,000 shares of Common Stock have been registered and are available for sale under the Plan.

  The Company expects to grant Requests for Waiver to financial intermediaries, including brokers and dealers, and other Participants in the future. Grants of Requests for Waiver will be made in the sole discretion of the Company based on a variety of factors, which may include: the Company's current and projected capital needs, the alternatives available to the Company to meet those needs, prevailing market prices for Common Stock, general economic and market conditions, expected aberrations in the price or trading volume of the Common Stock, the potential disruption of the price of the Common Stock by a financial intermediary, the number of shares of Common Stock held by the Participant submitting the waiver request, the past actions of a Participant under the Plan, the aggregate amount of optional cash payments for which such waivers have been submitted and the administrative constraints associated with granting such waivers. If such Requests for Waiver are granted, a portion of the shares available for issuance under the Plan will be purchased by Participants (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters within the meaning of the Securities Act.

  Financial intermediaries may purchase a significant portion of the shares of Common Stock issued pursuant to the optional cash payment feature of the Plan. The Company does not have any formal or informal understanding with any such organizations and, therefore, the extent of such financial intermediaries' participation under the Plan cannot be estimated at this time. Participants that are financial intermediaries that acquire shares of Common Stock under the Plan with a view to distribution of such shares or that offer or sell Shares for the Company in connection with the Plan may be deemed to be underwriters within the meaning of the Securities Act.

  From time to time, financial intermediaries, including brokers and dealers, may engage in positioning transactions in order to benefit from the discount from the Market Price of the shares of Common Stock acquired through the reinvestment of dividends under the Plan. Such transactions may cause fluctuations in the trading volume of the Common Stock. Financial intermediaries which engage in positioning transactions may be deemed to be underwriters within the meaning of the Securities Act. The Plan is intended for the benefit of investors in the Company and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of the Common Stock.

                                   THE PLAN

  The Plan was adopted by the Board of Directors of Imperial Credit Mortgage Holdings, Inc. (the "Company") on February 14, 1997. The following questions and answers explain and constitute the Plan. Stockholders who do not participate in the Plan will receive cash dividends, as declared, and paid in the usual manner.

                                    PURPOSE

1. WHAT IS THE PURPOSE OF THE PLAN?

  The primary purpose of the Plan is to provide eligible holders of shares of Common Stock of the Company with a convenient and simple method of increasing their investment in the Company by investing cash dividends in additional shares of Common Stock without payment of any brokerage commission or service charge and at a discount from the Market Price (as defined in Question 12), to the extent shares are purchased directly from the Company, and by investing optional cash payments in additional shares of Common Stock at the Market Price (and without payment of any brokerage commission or service charge, to the extent shares are purchased directly from the Company). See Question 5 for a description of the holders who are eligible to participate in the Plan. The Plan may also be used by the Company to raise additional capital through the sale each month of a portion of the shares available for issuance under the Plan to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These sales will be effected through the Company's ability to waive limitations applicable to the amounts which Participants (as defined in Question 2) may invest pursuant to the Plan's optional cash payment feature.

  See Question 17 for information concerning limitations applicable to optional cash payments and certain of the factors considered by the Company in granting waivers. To the extent shares are purchased from the Company under the Plan, it will receive additional funds for general corporate purposes. The Plan is intended for the benefit of investors in the Company and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of Common Stock. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the Market Price of the shares of Common Stock acquired through the reinvestment of dividends under the Plan. Such transactions may cause fluctuations in the trading volume of the Common Stock. The Company reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of Common Stock in order to eliminate practices which are not consistent with the purposes of the Plan.

                       OPTIONS AVAILABLE TO PARTICIPANTS

2. WHAT OPTIONS ARE AVAILABLE TO ENROLLED PARTICIPANTS?

  Eligible holders of Common Stock who wish to participate in the Plan (each a "Participant") may elect to have cash dividends paid on all or a portion of their shares of Common Stock automatically reinvested in additional shares of Common Stock. Cash dividends are paid on the Common Stock when and as declared by the Company's Board of Directors. Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no minimum limitation on the amount of dividends a Participant may reinvest under the dividend reinvestment feature of the Plan.

  Each month, Participants may also elect to invest optional cash payments in additional shares of Common Stock, subject to a minimum per month purchase limit of $50 and a maximum per month purchase limit of $10,000, subject to waiver. See Question 17 for information concerning limitations applicable to optional cash payments and the availability of waivers with respect to such limitations. Participants may make optional cash payments each month even if dividends on their shares of Common Stock are not being reinvested and whether or not a dividend has been declared.

                         ADVANTAGES AND DISADVANTAGES

3. WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF THE PLAN?

 Advantages:

    (a) The Plan provides Participants with the opportunity to reinvest cash dividends paid on all or a portion of their shares of Common Stock in additional shares of Common Stock without payment of any brokerage commission or service charge and at a 3% discount from the Market Price (subject to change), to the extent shares are purchased directly from the Company.

    (b) The Plan provides Participants with the opportunity to make monthly investments of optional cash payments, subject to minimum and maximum amounts, for the purchase of additional shares of Common Stock at the Market Price (subject to change) (and without payment of any brokerage commission or service charge, to the extent shares are purchased directly from the Company).

    (c) Subject to the availability of shares of Common Stock registered for issuance under the Plan, all cash dividends paid on Participants' shares can be fully invested in additional shares of Common Stock because the Plan permits fractional shares to be credited to Plan accounts. Dividends on such fractional shares, as well as on whole shares, will also be reinvested in additional shares which will be credited to Plan accounts.

    (d) The Plan Administrator, at no charge to Participants, provides for the safekeeping of stock certificates for shares credited to each Plan account.

    (e) Periodic statements reflecting all current activity, including share purchases and latest Plan account balance, simplify Participants' record keeping. See Question 22 for information concerning reports to Participants.

 Disadvantages:

    (a) No interest will be paid by the Company or the Plan Administrator on dividends or optional cash payments held pending reinvestment or investment. See Question 11.

    (b) With respect to optional cash payments, the actual number of shares to be issued to a Participant's Plan account will not be determined until the end of the Investment Date. Therefore, during the Investment Date Participants will not know the actual number of shares they have purchased.

    (c) Because optional cash payments must be received by the Plan Administrator prior to the related Investment Date, such payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions. In addition, optional cash payments once received by the Plan Administrator will not be returned to Participants unless a written request is directed to the Plan Administrator at least two business days prior to the Investment Date with respect to which optional cash payments have been delivered by such Participant. See Questions 18 and 20.

    (d) Resales of shares of Common Stock credited to a Participant's account under the Plan will involve a brokerage commission and any applicable stock transfer taxes on the resales. See Questions 21 and 27.

                                ADMINISTRATION

4. WHO ADMINISTERS THE PLAN?

  The Company has retained Boston Equiserve as plan administrator (the "Plan Administrator"), to administer the Plan, keep records, send statements of account activity to each Participant and perform other duties relating to the Plan. See Question 22 for information concerning reports to Participants. Shares purchased under the Plan and held by the Plan Administrator will be registered in the Plan Administrator's name or the name of its nominee for the benefit of the Participants. In the event that the Plan Administrator resigns or otherwise ceases to act as plan administrator, the Company will appoint a new plan administrator to administer the Plan.

  The Plan Administrator also acts as dividend disbursing agent, transfer agent and registrar for the Company's Common Stock.

                                 PARTICIPATION

  For purposes of this section, responses will generally be based upon the method by which the stockholder holds his or her shares of Common Stock. Generally, stockholders are either Record Owners or Beneficial Owners. A Record Owner is a stockholder who owns shares of Common Stock in his or her own name. A Beneficial Owner is a stockholder who beneficially owns shares of Common Stock that are registered in a name other than his or her own name (for example, the shares are held in the name of a broker, bank or other nominee). A Record Owner may participate directly in the Plan, whereas a Beneficial Owner will have to either become a Record Owner by having one or more shares transferred into his or her own name or coordinate his or her participation in the Plan through the broker, bank or other nominee in whose name the Beneficial Owner's shares are held. If a Beneficial Owner who desires to become a Participant encounters any difficulties in coordinating his or her participation in the Plan with his or her broker, bank or other nominee, he or she should call the Company's Investor Relations department at (714) 556-0122.

5. WHO IS ELIGIBLE TO PARTICIPATE?

  All Record Owners or Beneficial Owners of at least one share of Common Stock are eligible to participate in the Plan. A Record Owner may participate directly in the Plan. A Beneficial Owner must either become a Record Owner by having one or more shares transferred into his or her own name or arrange with the broker, bank or other nominee who is the record holder to participate on his or her behalf. See Question 6.

  To facilitate participation by Beneficial Owners, the Company has made arrangements with the Plan Administrator to reinvest dividends, on a per dividend basis, and accept optional cash payments under the Plan by record holders such as brokers, banks and other nominees, on behalf of Beneficial Owners. See Question 6.

  The Company may terminate, by written notice, at any time any Participant's individual participation in the Plan if such participation would be in violation of the restrictions contained in the Charter or Bylaws of the Company. Because the Company expects to continue to qualify as a REIT, the Charter contains restrictions on the transfer of Common Stock which are intended to assist the Company in complying with these requirements. The Ownership Limit (as defined in the Charter) prohibits any person, subject to certain specified exceptions, from owning, actually or constructively, shares of Common Stock in excess of 9.5% (in value or in number, whichever is more restrictive) of the outstanding shares of Common Stock. The constructive ownership rules are complex, and may cause shares of Common Stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.5% of the shares of Common Stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of Common Stock) by an individual or entity, could nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.5% of the outstanding shares of Common Stock and thus violate the Ownership Limit, or such other limit as provided in the Charter or as otherwise permitted by the Board of Directors. The Board of Directors may, but in no event will be required to, exempt a person from the Ownership Limit if it determines that such person's ownership of shares of Common Stock will not jeopardize the Company's status as a REIT. As a condition of such waiver, the Board of Directors may require a ruling from the IRS or opinion of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to the Company's status as a REIT. Pursuant to the Charter, if any purported transfer of Common Stock or any other event would otherwise result in any person owning shares of Common Stock in excess of the Ownership Limit or otherwise cause the Company to fail to qualify as a REIT, then that number of shares of Common Stock the actual or constructive ownership of which otherwise would cause such person to violate such restrictions (rounded to the nearest whole share) will be automatically transferred to a trustee as trustee of a trust for the exclusive benefit of one or more charitable beneficiaries, and the intended transferee will not acquire any rights in such shares.

6. HOW DOES AN ELIGIBLE STOCKHOLDER PARTICIPATE?

  Record Owners may join the Plan by completing and signing the Authorization Form included with the Plan and returning it to the Plan Administrator. A postage-paid envelope is provided for this purpose. Authorization Forms may be obtained at any time by written request to Boston Equiserve, Dividend Reinvestment Unit, Mail Stop: 45:01-20, P.O. Box 1681, Boston, Massachusetts 02105-1681, or by telephoning the Plan Administrator at (617) 573-2900.

  Beneficial Owners who wish to join the Plan must instruct their broker, bank or other nominee to complete and sign the Authorization Form. The broker, bank or other nominee will forward the completed Authorization Form to its securities depository and the securities depository will provide the Plan Administrator with the information necessary to allow the Beneficial Owner to participate in the Plan. See Question 8 for a discussion of the Broker and Nominee form (the "B&N Form"), which is required to be used for optional cash payments of a Beneficial Owner whose broker, bank or other nominee holds the Beneficial Owner's shares in the name of a major securities depository. See also Question 16.

  If a Record Owner or the broker, bank or other nominee on behalf of a Beneficial Owner submits a properly executed Authorization Form without electing an investment option, such Authorization Form will be deemed to indicate the intention of such Record Owner or Beneficial Owner, as the case may be, to apply all cash dividends and optional cash payments, if applicable, toward the purchase of additional shares of Common Stock. See Question 7 for investment options.

7. WHAT DOES THE AUTHORIZATION FORM PROVIDE?

  The Authorization Form appoints the Plan Administrator as agent for the Participant and directs the Company to pay to the Plan Administrator each Participant's cash dividends on all or a specified number of shares of Common Stock owned by the Participant on the applicable record date ("Participating Shares"), as well as on all whole and fractional shares of Common Stock credited to a Participant's Plan account ("Plan Shares"). The Authorization Form directs the Plan Administrator to purchase on the Investment Date (as defined in Question 11) additional shares of Common Stock with such dividends and optional cash payments, if any, made by the Participant. See Question 8 for a discussion of the B&N Form which is required to be used for optional cash payments of a Beneficial Owner whose broker, bank or other nominee holds the Beneficial Owner's shares in the name of a major securities depository. The Authorization Form also directs the Plan Administrator to reinvest automatically all subsequent dividends on Plan Shares. Dividends will continue to be reinvested on the number of Participating Shares and on all Plan Shares until the Participant specifies otherwise by contacting the Plan Administrator, withdraws from the Plan (see Questions 26 and 27), or the Plan is terminated. See Question 6 for additional information about the Authorization Form.

  The Authorization Form provides for the purchase of additional shares of Common Stock through the following investment options:

    (1) If "Full Dividend Reinvestment" is elected, the Plan Administrator will apply all cash dividends on all shares of Common Stock then or subsequently registered in the Participant's name, and all cash dividends on all Plan Shares, together with any optional cash payments, toward the purchase of additional shares of Common Stock.

    (2) If "Partial Dividend Reinvestment" is elected, the Plan Administrator will apply all cash dividends on only the number of Participating Shares registered in the Participant's name and specified on the Authorization Form and all cash dividends on all Plan Shares, together with any optional cash payments, toward the purchase of additional shares of Common Stock.

    (3) If "Optional Cash Payments Only" is elected, the Participant will continue to receive cash dividends on shares of Common Stock registered in that Participant's name in the usual manner. However, the Plan Administrator will apply all cash dividends on all Plan Shares, together with any optional cash payments received from the Participant, toward the purchase of additional shares of Common Stock. See Question 8 for a discussion of the B&N Form which is required to be used for optional cash payments of a Beneficial Owner whose broker, bank or other nominee holds the Beneficial Owner's shares in the name of a major securities depository.

  Each Participant may select any one of these three options. In each case, dividends will be reinvested on all Participating Shares and on all Plan Shares held in the Plan account, including dividends on shares of Common Stock purchased with any optional cash payments, until a Participant specifies otherwise by contacting the Plan Administrator, or withdraws from the Plan altogether (see Questions 26 and 27), or until the Plan is terminated. If a Participant would prefer to receive cash payments of dividends paid on Plan Shares rather than reinvest such dividends, those shares must be withdrawn from the Plan by written notification to the Plan Administrator. See Questions 26 and 27 regarding withdrawal of Plan Shares.

  Participants may change their investment options at any time by requesting a new Authorization Form and returning it to the Plan Administrator at the address set forth in Question 37. See Question 11 for the effective date for any change in investment options.

8. WHAT DOES THE B&N FORM PROVIDE?

  The B&N Form provides the only means by which a broker, bank or other nominee holding shares of a Beneficial Owner in the name of a major securities depository may invest optional cash payments on behalf of such Beneficial Owner. A B&N Form must be delivered to the Plan Administrator each time such broker, bank or other nominee transmits optional cash payments on behalf of a Beneficial Owner. B&N Forms will be furnished at any time upon request to the Plan Administrator at the address or telephone number specified in Question 37.

  Prior to submitting the B&N Form, the broker, bank or other nominee for a Beneficial Owner must submit a completed Authorization Form on behalf of the Beneficial Owner. See Questions 6 and 7.

  THE B & N FORM AND APPROPRIATE INSTRUCTIONS MUST BE RECEIVED BY THE PLAN ADMINISTRATOR NOT LATER THAN THE APPLICABLE RECORD DATE OR THE OPTIONAL CASH PAYMENT WILL NOT BE INVESTED UNTIL THE FOLLOWING INVESTMENT DATE.

9. IS PARTIAL PARTICIPATION POSSIBLE UNDER THE PLAN?

  Yes. Record Owners or the broker, bank or other nominee for Beneficial Owners may designate on the Authorization Form a number of shares for which dividends are to be reinvested. Dividends will thereafter be reinvested only on the number of shares specified, and the Record Owner or Beneficial Owner, as the case may be, will continue to receive cash dividends on the remainder of the shares.

10. WHEN MAY AN ELIGIBLE STOCKHOLDER JOIN THE PLAN?

  A Record Owner or a Beneficial Owner may join the Plan at any time. Once in the Plan, a Participant remains in the Plan until he or she withdraws from the Plan, the Company terminates his or her participation in the Plan or the Company terminates the Plan. See Question 27 regarding withdrawal from the Plan.

11. WHEN WILL DIVIDENDS BE REINVESTED AND/OR OPTIONAL CASH PAYMENTS BE
INVESTED?

  When shares are purchased from the Company, such purchases will be made on the "Investment Date" in each month. The Investment Date with respect to Common Stock acquired directly from the Company and relating to a dividend reinvestment will be the dividend payment date declared by the Board of Directors (unless such date is not a business day in which case it is the first business day immediately thereafter) or, in the case of open market purchases, no later than ten business days following the dividend payment date. The Investment Date with respect to Common Stock acquired directly from the Company and relating to an optional cash payment will generally be on or about the twenty-ninth day of each month or, in the case of open market purchases, no later than ten business days following the related Investment Date. In no event, however, will the Investment Date relating to dividend reinvestments be less than ten days from the Investment Date relating to optional cash payments.

  When open market purchases are made by the Plan Administrator, such purchases may be made on any securities exchange where the shares are traded, in the over-the-counter market or by negotiated transactions, and may be subject to such terms with respect to price, delivery and other matters as agreed to by the Plan Administrator. Neither the Company nor any Participant shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Plan Administrator. However, when open market purchases are made by the Plan Administrator, the Plan Administrator shall use its best efforts to purchase the shares at the lowest possible price.

  If the Authorization Form is received prior to the record date for a dividend payment, the election to reinvest dividends will begin with that dividend payment. If the Authorization Form is received on or after any such record date, reinvestment of dividends will begin on the dividend payment date following the next record date if the Participant is still a stockholder of record. Record dates for payment of dividends normally precede payment dates by approximately two to three weeks.

  See Question 17 for information concerning limitations on the minimum and maximum amounts of optional cash payments that may be made each month and Question 18 for information as to when optional cash payments must be received to be invested on each Investment Date.

  Shares will be allocated and credited to Participants' accounts as follows:
(1) shares purchased from the Company will be allocated and credited on the appropriate Investment Date; and (2) shares purchased in market transactions will be allocated and credited as of the date on which the Plan Administrator completes the purchases of the aggregate number of shares to be purchased on behalf of all Participants with dividends to be reinvested or optional cash payments, as the case may be, during the month.

  NO INTEREST WILL BE PAID ON CASH DIVIDENDS OR OPTIONAL CASH PAYMENTS PENDING INVESTMENT OR REINVESTMENT UNDER THE TERMS OF THE PLAN. SINCE NO INTEREST IS PAID ON CASH HELD BY THE PLAN ADMINISTRATOR, IT NORMALLY WILL BE IN THE BEST INTEREST OF A PARTICIPANT TO DEFER OPTIONAL CASH PAYMENTS UNTIL SHORTLY BEFORE THE INVESTMENT DATE.

                         PURCHASE AND PRICES OF SHARES

12. WHAT WILL BE THE PRICE TO PARTICIPANTS OF SHARES PURCHASED UNDER THE PLAN?

  With respect to reinvested dividends, the price per share of Common Stock acquired directly from the Company will be 97% (subject to change) of the average of the high and low sales prices, computed to three decimal places, of the Common Stock on the AMEX on the Investment Date (as defined in Question
11), or if no trading occurs in the Common Stock on the Investment Date, the average of the high and low sales prices for the first trading day immediately preceding the Investment Date for which trades are reported.

  No discount will be available for dividends reinvested in Common Stock acquired in open market purchases. See Question 15. The price per share of Common Stock acquired through open market purchases with reinvested dividends will be the weighted average of the actual prices paid, computed to three decimal places, for all of the Common Stock purchased by the Plan Administrator with all Participants' reinvested dividends for the related quarter. Additionally, each Participant will be charged a pro rata portion of any brokerage commissions or other fees or charges paid by the Plan Administrator in connection with such open market purchases. (If a Participant desires to opt out of the dividend reinvestment feature of the Plan when the Common Stock relating to dividend reinvestments will be purchased in the open market, a Participant must notify the Plan Administrator no later than the record date for the related dividend payment date. For information as to the source of the Common Stock to be purchased under the Plan see Question 15.)

  With respect to optional cash payments that do not exceed $10,000 (see Question 17 for a discussion of the discount applicable to optional cash payments in excess of $10,000), the price per share of Common Stock acquired directly from the Company will be 100% (subject to change) of the average of the high and low sales prices, computed to three decimal places, of the Common Stock as reported on the AMEX for the relevant Investment Date (as defined in Question 11 above) or, if no trading occurs in the Common Stock on such

Investment Date, for the Trading Day immediately preceding the Investment Date for which trades are reported. A "Trading Day" means a day on which trades in the Common Stock are reported on the AMEX.

  The price per share of Common Stock acquired through open market purchases with optional cash payments will be 100% (subject to change) of the weighted average of the actual prices paid, computed to three decimal places, for all of the Common Stock purchased by the Plan Administrator with all Participants' optional cash payments for the related month.

  The price per share of Common Stock purchased with dividends reinvested in Common Stock acquired directly from the Company and all optional cash payments, currently reflects a discount which is subject to change (but will not vary from the range of 0% to 5%) from time to time or discontinuance at the Company's discretion after a review of current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. Although no discounts are currently offered on shares acquired through optional cash purchases, the Board of Directors may determine to offer such discounts if, based on the advice of tax counsel or a favorable ruling from the IRS, it determines such discounts would not jeopardize the Company's status as a REIT. Except with respect to the Waiver Discount (see Question
17), the Company will provide Participants with written notice of a change in the applicable discount rate at least thirty days prior to the relevant record date.

  Neither the Company nor any Participant shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Plan Administrator. However, when open market purchases are made by the Plan Administrator, the Plan Administrator shall use its best efforts to purchase the shares at the lowest possible price.

  All references in the Plan to the "Market Price" when it relates to dividend reinvestments which will be reinvested in Common Stock acquired directly from the Company shall mean the average of the high and low sales prices, computed to three decimal places, of the Common Stock on the AMEX on the Investment Date, or if no trading occurs in the Common Stock on the Investment Date, the average of the high and low sales prices for the first trading day immediately preceding the Investment Date for which trades are reported. With respect to dividend reinvestments which will be reinvested in Common Stock purchased in the open market, "Market Price" shall mean the weighted average of the actual prices paid, computed to three decimal places, for all of the Common Stock purchased by the Plan Administrator with all Participants' reinvested dividends for the related quarter. All references in the Plan to the "Market Price" for optional cash payments which will be invested in Common Stock acquired directly from the Company shall mean the average of the high and low sales prices, computed to three decimal places, of the Common Stock as reported on the AMEX on the Investment Date. With respect to optional cash payments which will be reinvested in Common Stock purchased in the open market, "Market Price" shall mean the weighted average of the actual prices paid, computed to three decimal places, for all of the Common Stock purchased by the Plan Administrator with all Participants' optional cash payments for the related month.

13. WHAT ARE THE RECORD DATES AND INVESTMENT DATES FOR DIVIDEND REINVESTMENT?

  For the reinvestment of dividends, the "Record Date" is the record date declared by the Board of Directors for such dividend. Likewise, the dividend payment date declared by the Board of Directors constitutes the Investment Date applicable to the reinvestment of such dividend with respect to Common Stock acquired directly from the Company, except that if any such date is not a business day, the first business day immediately following such date shall be the Investment Date. The Investment Date with respect to Common Stock purchased in open market transactions will be no later than ten business days following the dividend payment date. Dividends will be reinvested on the Investment Date using the applicable Market Price (as defined in Question 12). Generally, record dates for quarterly dividends on the Common Stock will precede the dividend payment dates by approximately two to three weeks. Please refer to Question 18 for a discussion of the Record Dates and Investment Dates applicable to optional cash payments.

14. HOW WILL THE NUMBER OF SHARES PURCHASED FOR A PARTICIPANT BE DETERMINED?

  A Participant's account in the Plan will be credited with the number of shares, including fractions computed to three decimal places, equal to the total amount to be invested on behalf of such Participant divided by the purchase price per share as calculated pursuant to the methods described in Question 12, as applicable. The total amount to be invested will depend on the amount of any dividends paid on the number of Participating Shares and Plan Shares in such Participant's Plan account and available for investment on the related Investment Date, or the amount of any optional cash payments made by such Participant and available for investment on the related Investment Date. Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no total maximum number of shares available for issuance pursuant to the reinvestment of dividends.

15. WHAT IS THE SOURCE OF COMMON STOCK PURCHASED UNDER THE PLAN?

  Plan Shares will be purchased either directly from the Company, in which event such shares will be authorized but unissued shares, or on the open market, at the option of the Company, after a review of current market conditions and the Company's current and projected capital needs. The Company will determine the source of the Common Stock to be purchased under the Plan at least three business days prior to the relevant Record Date, and will notify the Plan Administrator of the same. Neither the Company nor the Plan Administrator shall be required to provide any written notice to Participants as to the source of the Common Stock to be purchased under the Plan, but current information regarding the source of the Common Stock may be obtained by contacting the Company's Investor Relations at (714) 556-0122.

16. HOW DOES THE OPTIONAL CASH PAYMENT FEATURE OF THE PLAN WORK?

  All Record Holders who have timely submitted signed Authorization Forms indicating their intention to participate in this feature of the Plan, and all Beneficial Owners whose brokers, banks or other nominees have timely submitted signed Authorization Forms indicating their intention to participate in this feature of the Plan (except for Beneficial Owners whose brokers, banks or other nominees hold the shares of the Beneficial Owners in the name of a major securities depository), are eligible to make optional cash payments during any month, whether or not a dividend is declared. If a broker, bank or other nominee holds shares of a Beneficial Owner in the name of a major securities depository, optional cash payments must be made through the use of the B&N Form. See Question 8. Optional cash payments must be accompanied by an Authorization Form or a B&N Form, as applicable.

  Currently, there will be no discount from the Market Price applicable to optional cash payments. However, based on the advice of tax counsel or a favorable ruling from the IRS, the Company may offer a discount applicable to optional cash payments. The Company will provide Participants with written notice of a change in the applicable discount rate at least thirty days prior to the relevant record date. Refer to Question 17 for a discussion of the possible limitations on the purchase price applicable to the purchase of shares made with optional cash payments.

17. WHAT LIMITATIONS APPLY TO OPTIONAL CASH PAYMENTS?

  Each optional cash payment is subject to a minimum per month purchase limit of $50 and a maximum per month purchase limit of $10,000. For purposes of these limitations, all Plan accounts under the common control or management of a Participant will be aggregated. Generally, optional cash payments of less than $50 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $10,000, unless such limit has been waived by the Company, will be promptly returned to Participants without interest after the relevant Investment Date.

  Participants may make optional cash payments of up to $10,000 each month without the prior approval of the Company. Optional cash payments in excess of $10,000 may be made by a Participant only upon acceptance by the Company of a completed Request for Waiver form from such Participant. There is no pre-established maximum limit applicable to optional cash payments that may be made pursuant to accepted Requests for Waiver. A Request for Waiver form must be received and accepted by the Company each month no later than the Record Date (as defined in Question 18) for the applicable Investment Date. Request for Waiver forms will be furnished at any time upon request to the Plan Administrator at the address or telephone number specified in Question 37. Participants interested in obtaining further information about a Request for Waiver should contact the Company's Investor Relations at (714) 556-0122.

  Waivers will be considered on the basis of a variety of factors, which may include the Company's current and projected capital needs, the alternatives available to the Company to meet those needs, prevailing market prices for Common Stock and other Company securities, general economic and market conditions, expected aberrations in the price or trading volume of the Common Stock, the potential disruption of the price of the Common Stock by a financial intermediary, the number of shares of Common Stock held by the Participant submitting the waiver request, the past actions of a Participant under the Plan, the aggregate amount of optional cash payments for which such waivers have been submitted and the administrative constraints associated with granting such waivers. Grants of waivers will be made in the absolute discretion of the Company.

  PARTICIPANTS IN THE PLAN ARE NOT OBLIGATED TO PARTICIPATE IN THE OPTIONAL CASH PAYMENT FEATURE OF THE PLAN AT ANY TIME. OPTIONAL CASH PAYMENTS NEED NOT BE IN THE SAME AMOUNT EACH MONTH.

  Each month, at least three business days prior to the applicable Record Date (as defined in Question 18), the Company will establish the discount from the Market Price applicable to optional cash payments made pursuant to Requests for Waiver and will notify the Plan Administrator of the same. Such discount (the "Waiver Discount") will be between 0% and 5% of the Market Price and may vary each month, but once established will apply uniformly to all optional cash payments made pursuant to Requests for Waiver during that month. The Waiver Discount will be established in the Company's sole discretion after advice from counsel, a review of current market conditions, the level of participation in the Plan, and the Company's current and projected capital needs. The Waiver Discount applies only to optional cash payments made pursuant to Requests for Waiver. As stated above, the Company currently is not offering a discount on shares of Common Stock purchased with optional cash payments, including shares purchased pursuant to Requests for Waiver. (See Question 12). Neither the Company nor the Plan Administrator shall be required to provide any written notice to Participants as to the Waiver Discount, but current information regarding the Waiver Discount applicable to the next Investment Date may be obtained by contacting the Company's Investor Relations at (714) 556-0122. Setting a Waiver Discount for an Investment Date shall not affect the setting of a Waiver Discount for any subsequent Investment Date. The Waiver Discount feature discussed above applies only to optional cash payments made pursuant to Requests for Waiver and does not apply to the reinvestment of dividends.

  Shares acquired from optional cash payments in excess of $10,000 that are granted pursuant to a Request for Waiver may be acquired either directly from the Company or through open market purchases. See Question 12 for a description of the price per share in each case.

18. WHAT ARE THE RECORD DATES AND INVESTMENT DATES FOR OPTIONAL CASH PAYMENTS?

  Optional cash payments will be invested every month on the related Investment Date. The "Record Date" for optional cash payments is two business days prior to the Investment Date and the "Investment Date" is generally on or about the twenty-ninth day of each month or, in the case of open market purchases, no later than ten business days following the Investment Date. In no event, however, will the Investment Date relating to optional cash payments be less than ten days from the Investment Date relating to dividend reinvestments.

  Optional cash payments received by the Plan Administrator at least one business day prior to the Investment Date will be applied to the purchase of shares of Common Stock on the Investment Date. No interest will be paid by the Company or the Plan Administrator on optional cash payments held pending investment. Generally, optional cash payments received on or after the Investment Date will be promptly returned to Participants without interest after the Investment Date; such optional cash payments may be resubmitted by a Participant prior to the next or a later Investment Date.

  For a schedule of expected Record Dates and Investment Dates in 1997, see Schedule A.

19. WHEN MUST OPTIONAL CASH PAYMENTS BE RECEIVED BY THE PLAN ADMINISTRATOR?

  Each month the Plan Administrator will apply any optional cash payment for which good funds are timely received to the purchase of shares of Common Stock for the account of the Participant on the next Investment Date. See Question
18. In order for funds to be invested on the next Investment Date, the Plan Administrator must have received a check, money order or wire transfer by the end of the business day immediately preceding the Investment Date and such check, money order or wire transfer must have cleared on or before the related Investment Date. Wire transfers may be used only if approved verbally in advance by the Plan Administrator. Checks and money orders are accepted subject to timely collection as good funds and verification of compliance with the terms of the Plan. Checks or money orders should be made payable to Boston Equiserve--Imperial Credit Mortgage Holdings, Inc. DRIP. Checks returned for any reason will not be resubmitted for collection.

  NO INTEREST WILL BE PAID BY THE COMPANY OR THE PLAN ADMINISTRATOR ON OPTIONAL CASH PAYMENTS HELD PENDING INVESTMENT. SINCE NO INTEREST IS PAID ON CASH HELD BY THE PLAN ADMINISTRATOR, IT NORMALLY WILL BE IN THE BEST INTEREST OF A PARTICIPANT TO DEFER OPTIONAL CASH PAYMENTS UNTIL SHORTLY BEFORE THE INVESTMENT DATE.

  In order for payments to be invested on the Investment Date, in addition to the receipt of good funds by the end of the business day immediately preceding the Investment Date, the Plan Administrator must be in receipt of an Authorization Form or a B&N Form, as appropriate, as of the same date. See Questions 6 and 8.

20. MAY OPTIONAL CASH PAYMENTS BE RETURNED?

  Upon telephone or written request to the Plan Administrator received at least two business days prior to the Investment Date with respect to which optional cash payments have been delivered to the Plan Administrator, such optional cash payments will be returned to the Participant as soon as practicable. Requests received less than two business days prior to such date will not be returned but instead will be invested on the next related Investment Date. Also, each optional cash payment, to the extent that it does not either conform to the limitations described in Question 18 or clear within the time limit described in Question 19, will be subject to return to the Participant as soon as practicable.

21. ARE THERE ANY EXPENSES TO PARTICIPANTS IN CONNECTION WITH THEIR PARTICIPATION UNDER THE PLAN?

  Participants will have to pay brokerage fees or commissions on shares of Common Stock purchased with reinvested dividends and optional cash payments on the open market, which sums are not expected to exceed $.15 per share (subject to change) and which will be first deducted before determining the number of shares to be purchased. However, the Board of Directors may in the future determine that the Company will pay such brokerage fees or commissions if, based on the advice of tax counsel or a favorable ruling from the IRS, it determines that the Company's payment of such expenses will not jeopardize the Company's REIT status. The Plan Administrator will effect open market purchases and sales of shares for the Plan through itself and it will not receive a commission for effecting such transactions. Participants will incur no brokerage commissions or service charges in connection with the reinvestment of dividends and optional cash purchases when shares of Common Stock are acquired directly from the Company. The Company will pay all other costs of administration of the Plan. However, Participants that request that the Plan Administrator to sell all or any portion of their shares (see Question 27) must pay any related brokerage commissions and applicable stock transfer taxes.

22. WHAT KIND OF REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?

  Each Participant in the Plan will receive a statement of his or her account following each purchase of additional shares. These statements are Participants' continuing record of the cost of their purchases and should be retained for income tax purposes. In addition, Participants will receive copies of other communications sent to holders of the Common Stock, including the Company's annual report to its Stockholders, the notice of annual meeting and proxy statement in connection with its annual meeting of Stockholders and Internal Revenue Service information for reporting dividends paid.

                            DIVIDENDS ON FRACTIONS

23. WILL PARTICIPANTS BE CREDITED WITH DIVIDENDS ON FRACTIONS OF SHARES?

  Yes.

                        CERTIFICATES FOR COMMON SHARES

24. WILL CERTIFICATES BE ISSUED FOR SHARES PURCHASED?

  No. Common Stock purchased for Participants will be held in the name of the Plan Administrator or its nominee. No certificates will be issued to Participants for shares in the Plan unless a Participant submits a written request to the Plan Administrator or until participation in the Plan is terminated. At any time, a Participant may request the Plan Administrator to send a certificate for some or all of the whole shares credited to a Participant's account. This request should be mailed to the Plan Administrator at the address set forth in the answer to Question 37. Any remaining whole shares and any fractions of shares will remain credited to the Plan account. Certificates for fractional shares will not be issued under any circumstances.

25. IN WHOSE NAME WILL CERTIFICATES BE REGISTERED WHEN ISSUED?

  Each Plan account is maintained in the name in which the related Participant's certificates were registered at the time of enrollment in the Plan. Stock certificates for whole shares purchased under the Plan will be similarly registered when issued upon a Participant's request. If a Participant is a Beneficial Owner, such request should be placed through such Participant's banker, broker or other nominee. See Question 6. A Participant who wishes to pledge shares credited to such Participant's Plan account must first withdraw such shares from the account.

                          WITHDRAWALS AND TERMINATION

26. WHEN MAY PARTICIPANTS WITHDRAW FROM THE PLAN?

  Participants may withdraw from the Plan with respect to all or a portion of the shares held in his or her account in the Plan at any time. If the request to withdraw is received prior to a dividend record date set by the Board of Directors for determining stockholders of record entitled to receive a dividend, the request will be processed on the day following receipt of the request by the Plan Administrator.

  If the request to withdraw is received by the Plan Administrator on or after a dividend record date, but before payment date, the Plan Administrator, in its sole discretion, may either pay such dividend in cash or reinvest it in shares for the Participant's account. The request for withdrawal will then be processed as promptly as possible following such dividend payment date. All dividends subsequent to such dividend payment date or Investment Date will be paid in cash unless a stockholder re-enrolls in the Plan, which may be done at any time. Any optional cash payments which have been sent to the Plan Administrator prior to a request for withdrawal will also be invested on the next Investment Date unless a Participant expressly requests return of that payment in the request for withdrawal, and the request for withdrawal is received by the Plan Administrator at least two business days prior to the Investment Date.

27. HOW DOES A PARTICIPANT WITHDRAW FROM THE PLAN?

  A Participant who wishes to withdraw from the Plan with respect to all or a portion of the shares held in his or her account in the Plan must notify the Plan Administrator in writing at its address set forth in the answer to Question 37. Upon a Participant's withdrawal from the Plan or termination of the Plan by the Company, certificates for the appropriate number of whole shares credited to his or her account under the Plan will be issued. A cash payment will be made for any fraction of a share.

  Upon withdrawal from the Plan, a Participant may also request in writing that the Plan Administrator sell all or part of the shares credited to his or her account in the Plan. The Plan Administrator will sell the shares as requested within ten business days after processing the request for withdrawal. The Participant will receive the proceeds of the sale, less any brokerage fees or commissions and any applicable stock transfer taxes, generally within five business days of the sale.

28. ARE THERE ANY AUTOMATIC TERMINATION PROVISIONS?

  Participation in the Plan will be terminated if the Plan Administrator receives written notice of the death or adjudicated incompetency of a Participant, together with satisfactory supporting documentation of the appointment of a legal representative, at least five business days before the next Record Date for purchases made through the reinvestment of dividends or optional cash payments, as applicable. In the event written notice of death or adjudicated incompetency and such supporting documentation is received by the Plan Administrator less than five business days before the next Record Date for purchases made through the reinvestment of dividends or optional cash payments, as applicable, shares will be purchased for the Participant with the related cash dividend or optional cash payment and participation in the Plan will not terminate until after such dividend or payment has been reinvested. Thereafter, no additional purchase of shares will be made for the Participant's account and the Participant's shares and any cash dividends paid thereon will be forwarded to such Participant's legal representative.

                               OTHER INFORMATION

29. WHAT HAPPENS IF A PARTICIPANT SELLS OR TRANSFERS ALL OF THE SHARES REGISTERED IN THE PARTICIPANT'S NAME?

  If a Participant disposes of all shares registered in his or her name, and is not shown as a Record Owner on a dividend record date, the Participant may be terminated from the Plan as of such date and such termination treated as though a withdrawal notice had been received prior to the record date.

30. WHAT HAPPENS IF THE COMPANY DECLARES A DIVIDEND PAYABLE IN SHARES OR DECLARES A STOCK SPLIT?

  Any dividend payable in shares and any additional shares distributed by the Company in connection with a stock split in respect of shares credited to a Participant's Plan account will be added to that account. Stock dividends or split shares which are attributable to shares registered in a Participant's own name and not in his or her Plan account will be mailed directly to the Participant as in the case of stockholders not participating in the Plan.

31. HOW WILL SHARES HELD BY THE PLAN ADMINISTRATOR BE VOTED AT MEETINGS OF STOCKHOLDERS?

  If the Participant is a Record Owner, the Participant will receive a proxy card covering both directly held shares and shares held in the Plan. If the Participant is a Beneficial Owner, the Participant will receive a proxy covering shares held in the Plan through his or her broker, bank or other nominee.

  If a proxy is returned properly signed and marked for voting, all the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed but no voting instructions are given, all of the Participant's shares will be voted in accordance with recommendations of the Board of Directors of the Company, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed, shares registered in a Participant's name may be voted only by the Participant in person.

32. WHAT ARE THE RESPONSIBILITIES OF THE COMPANY AND THE PLAN ADMINISTRATOR UNDER THE PLAN?

  The Company and the Plan Administrator will not be liable in administering the Plan for any act done in good faith or required by applicable law or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a Participant's account upon his or her death, with respect to the prices at which shares are purchased and/or the times when such purchases are made or with respect to any fluctuation in the market value before or after purchase or sale of shares. Notwithstanding the foregoing, nothing contained in the Plan limits the Company's liability with respect to alleged violations of federal securities laws.

  The Company and the Plan Administrator shall be entitled to rely on completed forms and the proof of due authority to participate in the Plan, without further responsibility of investigation or inquiry.

33. MAY THE PLAN BE CHANGED OR DISCONTINUED?

  Yes. The Company may suspend, terminate, or amend the Plan at any time. Notice will be sent to Participants of any suspension or termination, or of any amendment that alters the Plan terms and conditions, as soon as practicable after such action by the Company.

  The Company may substitute another administrator or agent in place of the Plan Administrator at any time; Participants will be promptly informed of any such substitution.

  Any questions of interpretation arising under the Plan will be determined by the Company and any such determination will be final.

34. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

  The following summary of certain federal income tax considerations regarding the Plan is based on current law, is for general information only, and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment circumstances, or to certain types of investors subject to special treatment under the federal income tax laws, including, without limitation, life insurance companies, certain financial institutions, dealers in securities or currencies, stockholders holding Common Stock as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes, tax-exempt organizations, or foreign corporations, foreign partnerships or persons who are not citizens or residents of the United States. In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to prospective Participants.

  EACH PROSPECTIVE PARTICIPANT IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER THAT MAY RESULT FROM PARTICIPATING IN THE PLAN AND DISPOSING OF SHARES ACQUIRED PURSUANT TO THE PLAN, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PARTICIPATION AND DISPOSITION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

  Dividend Reinvestment. Dividends paid with respect to Common Stock that a Participant reinvests in Common Stock that is acquired directly from the Company will be treated for federal income tax purposes as having been received by the Participant in the form of a taxable stock distribution. In that case, an amount equal to the fair market value on the date of purchase of the Common Stock acquired directly from the Company will be treated as a dividend to the extent the Company has current or accumulated earnings and profits for federal income tax purposes. For federal income tax purposes, the Company intends to take the position that the fair market value of the shares acquired directly from the Company with reinvested dividends under the Plan will be equal to the average of the high and low sale prices of shares on the related Investment Date.

  Alternatively, dividends paid with respect to Common Stock that a Participant reinvests in Common Stock through purchases by the Plan Administrator in the open market will be treated for federal income tax purposes as having been received by the Participant in the form of a taxable cash distribution. The amount of the cash distribution will be treated as a dividend to the extent the Company has current or accumulated earnings and profits for federal income tax purposes.

  Distributions in excess of the Company's current and accumulated earnings and profits will not be taxable to a Participant to the extent that such distributions do not exceed the adjusted basis of the Participant's shares. To the extent such distributions exceed the adjusted basis of a Participant's shares, they will be included in income as capital gain. In addition, in the event that the Company designates a part or all of the amount so distributed as a capital gain dividend, such amount may be treated by the Participant as long-term capital gain. Participants' statements of account will show the fair market value on the date of purchase of the Common Stock purchased with reinvested dividends, and a Form 1099-DIV mailed to Participants at year-end will show total dividend income, the amount of any return of capital distribution and the amount of any capital gain dividend.

  The IRS has ruled in private letter rulings that brokerage commissions paid by a corporation with respect to open market purchases on behalf of participants in a dividend reinvestment plan were to be treated as constructive distributions to such participants. Such constructive distributions were subject to income tax in the same manner as distributions and includible in the Participants' cost basis of the shares purchased. Accordingly, in the event the Board of Directors determines that the Company will pay brokerage commissions with respect to any open market purchases made by the Plan Administrator, the Company intends to take the position that Participants received their proportionate amount of such commissions as additional distributions. While the matter is not free from doubt, the Company intends to take the position that administrative expenses of the Plan paid by the Company are not constructive distributions to Participants.

  The tax basis of newly issued Common Stock purchased directly from the Company for a Participant under the Plan by reinvestment of dividends will be equal to the fair market value of the Common Stock on the relevant Investment Date. The tax basis of Common Stock purchased in the open market pursuant to the dividend reinvestment feature of the Plan will be equal to the amount paid for such shares, including the Participant's share of brokerage commissions, if any. The holding period of Common Stock acquired under the Plan will begin on the day following the Investment Date.

  A Participant in the Plan will not realize any taxable income when the Participant receives certificates for whole shares of Common Stock credited to the Participant's account, either upon a Participant's request for such certificates or upon withdrawal from or termination of the Plan. However, a Participant will recognize gain or loss when whole shares of Common Stock or rights applicable to Common Stock acquired under the Plan are sold or exchanged. A Participant will also recognize gain or loss when the Participant receives a cash payment for a fractional share of Common Stock credited to the Participant's account upon withdrawal from or termination of the Plan. The amount of such gain or loss will be the difference between (i) the amount received for the Participant's shares or fractional shares of Common Stock or rights applicable to Common Stock and (ii) the tax basis thereof.

  Optional Cash Purchases. The Company currently offers no discount on, and will not pay brokerage commissions with respect to, shares of Common Stock acquired pursuant to an optional cash purchase under the

Plan. Accordingly, for federal income tax purposes Participants are not treated as receiving a distribution upon the acquisition of such shares. Participants will have a tax basis in shares acquired through optional cash purchases equal to the amount of the optional cash payment. Participants will recognize gain or loss when shares of Common Stock acquired pursuant to optional cash purchases are sold or exchanged. The amount of such gain or loss will be the difference between the amount received for the Participant's shares and the tax basis thereof.

  In the event the Board of Directors determines to offer Common Stock at a discount from the fair market value of such shares, or to pay brokerage commissions with respect to the purchase of such shares, pursuant to the optional cash purchase feature of the Plan, the tax treatment of such activities is unclear. It is possible that Participants will be treated as having received a distribution from the Company, upon the purchase of Common Stock with an optional cash payment, in an amount equal to the excess, if any, of the fair market value of the shares on the Investment Date over the amount of the optional cash payment, plus the amount of brokerage commissions paid by the Company, if any. Participants are urged to consult their own tax advisors with respect to the tax treatment of any such actions.

  Assuming the Board of Directors determines to offer shares acquired pursuant to optional cash purchases at a discount, shares acquired under the optional cash payment feature of the Plan will have a tax basis equal to the amount of the optional cash payment plus the income, if any, recognized by the Participant upon such acquisition (including a proportionate amount of the brokerage fees paid by the Company, if any), plus a proportionate amount of the brokerage commissions paid by the Company, if any.

  The IRS has ruled with respect to dividend reinvestment plans similar to the Plan as currently in effect that such plan will not adversely affect the qualification of a REIT. In addition, a REIT should be able to include amounts deemed distributed as dividends under such a plan for purposes of the dividends paid deduction.

35. HOW ARE INCOME TAX WITHHOLDING PROVISIONS APPLIED TO STOCKHOLDERS WHO PARTICIPATE IN THE PLAN?

  If a Participant fails to provide certain federal income tax certifications in the manner required by law, dividends on shares of Common Stock, proceeds from the sale of fractional shares and proceeds from the sale of shares held for a Participant's account will be subject to federal income tax withholding at the rate of 31%. If withholding is required for any reason, the appropriate amount of tax will be withheld. Certain stockholders (including most corporations) are, however, exempt from the above withholding requirements.

  If a Participant is a foreign stockholder whose dividends are subject to federal income tax withholding at the 30% rate (or a lower treaty rate), the appropriate amount will be withheld and the balance in shares will be credited to such Participant's account.

36. WHO BEARS THE RISK OF MARKET FLUCTUATIONS IN THE COMPANY'S COMMON STOCK?

  A Participant's investment in shares held in the Plan account is no different from his or her investment in directly held shares. The Participant bears the risk of any loss and enjoys the benefits of any gain from market price changes with respect to such shares.

37. WHO SHOULD BE CONTACTED WITH QUESTIONS ABOUT THE PLAN?

  All correspondence regarding the Plan should be directed to:

  BOSTON EQUISERVE
  DIVIDEND REINVESTMENT UNIT
  MAIL STOP: 45-01-20, P.O. BOX 1681
  BOSTON, MASSACHUSETTS 02105-1681
  TELEPHONE: (617) 573-2900

  Please mention Imperial Credit Mortgage Holdings, Inc. and this Plan in all correspondence.

38. HOW IS THE PLAN INTERPRETED?

  Any question of interpretation arising under the Plan will be determined by the Company and any such determination will be final. The Company may adopt rules and regulations to facilitate the administration of the Plan. The terms and conditions of the Plan and its operation will be governed by the laws of the State of California.

39. WHAT ARE SOME OF THE PARTICIPANT RESPONSIBILITIES UNDER THE PLAN?

  Plan Shares are subject to escheat to the state in which the Participant resides in the event that such shares are deemed, under such state's laws, to have been abandoned by the Participant. Participants, therefore, should notify the Plan Administrator promptly in writing of any change of address. Account statements and other communications to Participants will be addressed to them at the last address of record provided by Participants to the Plan Administrator.

  Participants will have no right to draw checks or drafts against their Plan accounts or to instruct the Plan Administrator with respect to any shares of Common Stock or cash held by the Plan Administrator except as expressly provided herein.

                                   DIVIDENDS

  The Company has paid dividends since its incorporation. In order to accommodate the provisions of this Plan, the Company anticipates that dividends will be payable on or about the fifteenth business day of April, July, October and January. However, the actual dates may vary and will be determined at the discretion of the Board of Directors.

                                USE OF PROCEEDS

  The Company does not know either the number of shares of Common Stock that will be ultimately sold pursuant to the Plan or the prices at which such shares will be sold. However, the Company proposes to use the net proceeds from the sale of newly issued shares of Common Stock for general corporate purposes.

                             PLAN OF DISTRIBUTION

  Except to the extent the Plan Administrator purchases Common Stock in open market transactions, the Common Stock acquired under the Plan will be sold directly by the Company through the Plan. The Company may sell Common Stock to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Such shares, including shares acquired pursuant to waivers granted with respect to the optional cash payment feature of the Plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which shares of Common Stock trade or in privately negotiated transactions. The Common Stock is currently listed on the American Stock Exchange. Under certain circumstances, it is expected that a portion of the shares of Common Stock available for issuance under the Plan will be issued pursuant to such waivers. The difference between the price such owners pay to the Company for shares of Common Stock acquired under the Plan, after deduction of the applicable discount from the Market Price, if any, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions.

  Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the Market Price of Common Stock acquired through the reinvestment of dividends under the Plan.

  Except with respect to open market purchases of Common Stock, the Company will pay any and all brokerage commissions and related expenses incurred in connection with purchases of Common Stock under the Plan. Upon withdrawal by a Participant from the Plan by the sale of Common Stock held under the Plan, the Participant will receive the proceeds of such sale less any related brokerage commissions and any applicable transfer taxes.

  Common Stock may not be available under the Plan in all states. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Common Stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                                 LEGAL OPINION

  The validity of the securities offered hereby has been passed upon by Freshman, Marantz, Orlanski, Cooper & Klein, counsel to the Company.

                                    EXPERTS

  The consolidated financial statements of the Company as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K, in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                INDEMNIFICATION

  The Company's Charter eliminates, to the fullest extent permitted by Maryland law, director liability for monetary damage for breaches of the directors' fiduciary duty of care. The Company's Charter and Bylaws also provide that the Company shall indemnify directors and officers under certain circumstances for liabilities and expenses incurred by reason of their actions as agents of the Company. In addition, the Company maintains an insurance policy that indemnifies directors and officers against certain liabilities.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in said Act and is therefore unenforceable.

                                   GLOSSARY

  "AMEX" means the American Stock Exchange.

  "Beneficial Owners" means stockholders who beneficially own shares of Common Stock that are registered in a name other than their own (for example, in the name of a broker, bank or other nominee).

  "B&N Form" means a Broker and Nominee form.

  "business day" means any day other than Saturday, Sunday or legal holiday on which the AMEX is closed or a day on which the Plan Administrator is authorized or obligated by law to close.

  "Commission" means the Securities and Exchange Commission.

  "Common Stock" means the common stock, $.01 par value, of the Company.

  "Company" means Imperial Credit Mortgage Holdings, Inc.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "IRS" means Internal Revenue Service.

  "Investment Date" means, with respect to Common Stock acquired directly from the Company and relating to a dividend reinvestment, the dividend payment date declared by the Board of Directors (unless such date is not a business day in which case it is the first business day immediately thereafter) or, in the case of open market purchases, no later than ten business days following the dividend payment date; and with respect to Common Stock acquired directly from the Company and relating to an optional cash payment, generally on or about the twenty-ninth day of each month; or, in the case of open market purchases, no later than ten business days following the Investment Date. In no event, however, will the Investment Date relating to dividend reinvestments be less than ten days from the Investment Date relating to optional cash payments.

  "Market Price" means, with respect to Common Stock acquired directly from the Company and relating to a dividend reinvestment, the average of the high and low sales prices, computed to three decimal places, of the Common Stock on the AMEX on the Investment Date, or if no trading occurs in the Common Stock on the Investment Date, the average of the high and low sales prices for the first trading day immediately preceding the

Investment Date for which trades are reported. With respect to dividend reinvestments which will be reinvested in Common Stock purchased in the open market, "Market Price" shall mean the weighted average of the actual prices paid, computed to three decimal places, for all of the Common Stock purchased by the Plan Administrator with all Participants' reinvested dividends for the related quarter. With respect to Common Stock acquired directly from the Company and relating to optional cash payments, "Market Price" shall mean the average of the high and low sales prices, computed to three decimal places, of the Common Stock as reported on the AMEX on the Investment Date. With respect to optional cash payments which will be reinvested in Common Stock purchased in the open market, "Market Price" shall mean the weighted average of the actual prices paid, computed to three decimal places, for all of the Common Stock purchased by the Plan Administrator with all Participants' optional cash payments for the related month.

  "Participant" means an eligible holder of Common Stock who wishes to participate in the Plan.

  "Participating Shares" means shares of Common Stock owned by a Participant on the applicable record date as to which such Participant has directed the Company to pay the related cash dividends to the Plan Administrator.

  "Plan" means the Imperial Credit Mortgage Holdings, Inc. Dividend Reinvestment and Stock Purchase Plan.

  "Plan Administrator" means a plan administrator that administers the Plan, keeps records, sends statements of account to each Participant and performs other duties related to the Plan. Boston Equiserve currently serves as Plan Administrator of the Plan.

  "Plan Shares" means all whole and fractional shares of Common Stock credited to a Participant's Plan account.

  "REIT" means real estate investment trust.

  "Record Date" means, with respect to reinvestments of dividends, the record date declared by the Board of Directors for such dividend; and with respect to optional cash payments, two business days prior to the Investment Date.

  "Record Owners" means stockholders who own shares of Common Stock in their own names.

  "Requests for Waiver" means a written request from a Participant to make optional cash payments in excess of $10,000.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Trading Day" means a day on which trades in the Common Stock are reported on the AMEX.

  "Waiver Discount" means the discount from the Market Price applicable to optional cash payments made pursuant to Requests for Waiver. Such discount will vary between 0% and 5% of the Market Price and may vary each month.

                                  SCHEDULE A

OPTIONAL CASH PAYMENTS

The following table sets forth the applicable dates for optional cash payments for 1997. The Company will typically set these dates two months before the end of each year and they will be available from Investor Relations at (714) 556-0122 on the 1st of December of each year.

 WAIVER DISCOUNT                         OPTIONAL CASH        INVESTMENT
     SET DATE          RECORD DATE      PAYMENT DUE DATE         DATE
------------------  ------------------ ------------------ ------------------
April 23, 1997      April 28, 1997     April 29, 1997     April 30, 1997
May 20, 1997        May 23, 1997       May 27, 1997       May 28, 1997
June 23, 1997       June 26, 1997      June 27, 1997      June 30, 1997
July 23, 1997       July 28, 1997      July 29, 1997      July 30, 1997
August 21, 1997     August 26, 1997    August 27, 1997    August 28, 1997
September 22, 1997  September 25, 1997 September 26, 1997 September 29, 1997
October 23, 1997    October 28, 1997   October 29, 1997   October 30, 1997
November 19, 1997   November 24, 1997  November 25, 1997  November 26, 1997
December 18, 1997   December 23, 1997  December 26, 1997  December 29, 1997

SUMMARY DATE INFORMATION

 . The Investment Date is, with respect to Common Stock acquired directly from the Company and relating to a dividend reinvestment, the dividend payment date declared by the Board of Directors (unless such date is not a business day in which case it is the first business day immediately thereafter) or, in the case of open market purchases, no later than ten business days following the dividend payment date; and with respect to Common Stock acquired directly from the Company and relating to an optional cash payment, generally on or about the twenty-ninth day of each month; or, in the case of open market purchases, no later than the ten business days following the Investment Date. In no event, however, will the Investment Date relating to dividend reinvestments be less than ten days from the Investment Date relating to optional cash payments.

 . Optional cash payments must be received by the Plan Administrator by the end of the business day immediately preceding the relevant Investment Date.

 . The Record Date for dividends is set by the Board of Directors. The Record
  Date for optional cash payments is two business days prior to the Investment Date.

 . The Waiver Discount, if any, is set three business days prior to the applicable Record Date.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION:

Registration fee................................................... $12,106.06
Listing fees....................................................... $17,500.00
Printing expenses.................................................. $20,000.00*
Accounting fees and expenses....................................... $ 3,000.00*
Legal fees and expenses............................................ $20,000.00*
Blue sky fees and expenses......................................... $ 1,500.00*
Miscellaneous expenses............................................. $ 5,893.94*
                                                                    ----------
  TOTAL............................................................  80,000.00*
                                                                    ==========

--------
*Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Maryland General Corporation Law, as amended from time to time ("MGCL") permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

  The Charter of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former Director or officer or (2) any individual who, while a Director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former Director or officer of the Company. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former Director or officer who is made a party to the proceeding by reason of his service in that capacity or (2) any individual who, while a Director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

  The MGCL requires a corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and
(2) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

  In addition, the Registrant has entered into an Indemnity Agreement (Exhibit
10.4 of its Registration Statement on Form S-11 (File No. 33-96670) and Amendments No. 1, 2 and 3 filed with the Securities and Exchange Commission on September 7, 1995, October 23, 1995, October 30, 1995 and November 8, 1995, respectively) with its officers and Directors.

ITEM 16. EXHIBITS.

    4.  --Dividend Reinvestment and Stock Purchase Plan (included in the
         Prospectus)
    5.  --Opinion of Freshman, Marantz, Orlanski, Cooper & Klein
   23.1 --Consent of KPMG Peat Marwick LLP
   23.2 --Consent of Freshman, Marantz, Orlanski, Cooper & Klein (included in
         Exhibit 5)
   24.1 --Power of Attorney of Certain Officers and Directors (included on
         Signature Page)

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant Certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the Undersigned, thereunto duly authorized, in the City of Santa Ana Heights, State of California, on February 18, 1997.

                                       IMPERIAL CREDIT MORTGAGE HOLDINGS,
                                        INC.

                                               /s/ Joseph R. Tomkinson
                                       By:____________________________________
                                           Joseph R. Tomkinson
                                           Chief Executive Officer and
                                           Vice Chairman of the Board

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Joseph R. Tomkinson and Richard J. Johnson and each one of them, individual and without the other, his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the same offering as the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
    /s/ Joseph R. Tomkinson          Vice Chairman of the Board    February 18, 1997
____________________________________ and Chief Executive Officer
        Joseph R. Tomkinson          (Principal Executive
                                     Officer)

     /s/ Richard J. Johnson          Chief Financial Officer       February 18, 1997
____________________________________ (Principal Financial and
        Richard J. Johnson           Accounting Officer)

     /s/ H. Wayne Snavely            Chairman of the Board         February 18, 1997
____________________________________
        H. Wayne Snavely

        /s/ James Walsh              Director                      February 18, 1997
____________________________________
            James Walsh

       /s/ Frank Filipps             Director                      February 14, 1997
____________________________________
           Frank Filipps

      /s/ Stephan R. Peers           Director                      February 18, 1997
____________________________________
         Stephan R. Peers

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER  EXHIBIT
 ------- -------
   4.    --Dividend Reinvestment and Stock Purchase Plan (included in the
          Prospectus)
   5.    --Opinion of Freshman, Marantz, Orlanski, Cooper & Klein
  23.1   --Consent of KPMG Peat Marwick LLP
  23.2   --Consent of Freshman, Marantz, Orlanski, Cooper & Klein (included in
          Exhibit 5)
  24.1   --Power of Attorney of Certain Officers and Directors (included on
          Signature Page)